Exhibit 99.1

NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

Arthur Andersen LLP audited the financial statements for the years ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2002. These financial statements are incorporated by reference into the following registration statements under the Securities Act of 1933, as amended: 333-84575 and 333-84571. After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated February 22, 2002 into our registration statements under the Securities Act of 1933, as amended. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in these registration statements, and therefore such lack of consent may limit the recovery by investors from Arthur Andersen LLP.